Exhibit 10.1

Business Transfer Agreement

Party A: Liang Fang Pharmaceutical Co., Ltd.

Party B: Cha You Qian Qi Meng Xin Vegetable Product Co., Ltd.

After friendly discussion and negotiation between both parties, and with the goal of equality and mutual benefit, Liang Fang Pharmaceutical Co., Ltd. (Party A) and Meng Xin Vegetable Product Co., Ltd. (Party B) reach an agreement regarding the transfer of assets and liabilities of Liang Fang Inner Mongolia branch company, Beijing Feng Tai Drug Store, Beijing Yong An Zhong Sheng Drug Store, and Beijing He Ping Li Drug Store, which are wholly owned by Party A. Detail arrangements are as follows:

I.

Party B, without any payment, decides to take over all the fixed and current assets, as well as all liabilities of Liang Fang Inner Mongolia branch company, Beijing Feng Tai Drug Store, Beijing Yong An Zhong Sheng Drug Store, and Beijing He Ping Li Drug Store, which are wholly owned by Party B. The assets to be transferred include the 1000 Mu land wholly owned by Party A, located in Cha You Qian Qi, Inner Mongolia.

Assets and liabilities are listed below:

•

Liabilities: overdue VAT tax, income tax, urban construction and maintenance tax, education surtax, and stamp tax, unpaid water, electricity, and sewage bills, compensation to landless farmers and administration fees to local government. Total liabilities amounted to RMB 331,103,231.15.

•

Assets: Party A’s 1000 Mu land located in Cha You Qian Qi, Inner Mongolia, and buildings thereon (with a mutually agreed valuation of RMB 280 million), Liang Fang Inner Mongolia branch company’s account receivable of RMB 46.1 million, and all assets from Liang Fang Inner Mongolia branch company, Beijing Feng Tai Drug Store, Beijing Yong An Zhong Sheng Drug Store, and Beijing He Ping Li Drug Store.

After the agreement becomes effective, Party B will be fully responsible for all economic and legal disputes related to Liang Fang Inner Mongolia branch company, Beijing Feng Tai Drug Store, Beijing Yong An Zhong Sheng Drug Store, and Beijing He Ping Li Drug Store, and Party A will have nothing to do with those disputes.

II.	Party A’s 1000 Mu land is located at the west of Da Er Deng Avenue, Ping Di Quan County, Cha You Qian Qi. Please refer to the map of Land Bureau of Cha You Qian Qi for detailed boundaries.

III.	The design and planning of Party B’s projects shall comply with the planning policy of Wu Lan Cha Bu city and Cha You Qian Qi.

IV.

This agreement has four copies , with two for each party. For any matters that are not stipulated in this agreement, Party A and Party B shall first try to consult and negotiate with each other and may execute amendments to this agreement. Amendments shall have the same legal effect as this agreement. For issues not resolved through negotiation, both parties could resort to the people’s court at Cha You Qian Qi. The agreement shall become effective after being signed and stamped by Party A and Party B.

Party A: Liang Fang Pharmaceutical Co, Ltd.

Representative of Party A (Signature):

Party B: Cha You Qian Qi Meng Xin Vegetable Product Co., Ltd.

Representative of Party B (Signature):

Date: December 31, 2011.